UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) February 16, 2006
PYRAMID BREWERIES INC.

(Exact name of registrant as specified in its charter)

Washington	000-27116	91-1258355
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 206-682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
     On February 14, 2006, Pyramid Breweries Inc. (the “Company”) entered into certain agreements that formally memorialized commercial arrangements with Portland Brewing Company (“Portland Brewing”) relating to contract brewing and the operation of the MacTarnahan’s Taproom Alehouse restaurant. These commercial arrangements had been in place since the closing of the Company’s acquisition of certain brewery and alehouse assets from Portland Brewing on July 31, 2004, which acquisition has been previously disclosed in the Company’s filings with the Securities and Exchange Commission. However, until the Company and Portland Brewing entered into the new written agreements described in this report, these commercial arrangements were not evidenced by definitive written agreements. The new written agreements between the Company and Portland Brewing, which also amended certain financial terms of the prior commercial relationship, are comprised of:
•	a Sublease (Brewery) (the “Brewery Sublease”);
•	an Equipment Lease (the “Equipment Lease”);
•	a Production Agreement (the “Production Agreement”);
•	a Staffing Agreement (the “Staffing Agreement”);
•	a Sublease (Alehouse) (the “Alehouse Sublease”);
•	a Restaurant Management Agreement (the “Management Agreement”); and
•	an Indemnification Agreement (the “Indemnification Agreement,” and collectively, with the Brewery Sublease, the Equipment Lease, the Production Agreement, the Staffing Agreement, the Alehouse Sublease and the Management Agreement, the “Agreements”).
     The Brewery Sublease, Equipment Lease, Production Agreement and Staffing Agreement relate to a contract brewing arrangement between the Company and Portland Brewing under which:
•	the Company (through a subsidiary) subleases to Portland Brewing the premises on which the Portland brewery is located and leases to Portland Brewing certain brewery equipment at such premises;
•	the Company engages Portland Brewing to produce certain Company-branded beers on those premises; and
•	the Company provides employees to Portland Brewing for Portland Brewing’s use in brewery operations.
As described more particularly below, the contract brewing arrangement provides important financial benefits to the Company as a result of Portland Brewing’s lower production costs, due to federal excise tax savings arising from Portland Brewing’s status as a “small brewer” (defined as a brewer that produces not more than two million barrels per year) under federal law. Under the Alehouse Sublease and the Management Agreement, the Company (through a subsidiary) subleases the premises on which the Portland Taproom alehouse is located to Portland Brewing and the Company manages that alehouse on behalf of Portland Brewing.

     The following description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which will be filed as exhibits to our next periodic report.
     The Brewery Sublease provides for the sublease of approximately 45,000 square feet of a brewery production facility (the “Brewery”) located at 2730 N.W. 31st Avenue, Portland, Oregon 97210 (the “Building”) by PBC Acquisition, LLC, a wholly-owned subsidiary of the Company (the “Subsidiary”), to Portland Brewing. The Subsidiary leases the Brewery from MacTarnahan Limited Partnership (the “Landlord”) under an Indenture of Lease (Brewery) dated July 31, 2004. The Brewery Sublease is effective retroactively from to August 1, 2004 and terminates on July 31, 2006 unless earlier terminated, including automatically upon termination of the Production Agreement. Portland Brewing has the option to extend the term of the Brewery Sublease for three renewal terms of five years each. Under the Brewery Sublease, Portland Brewing pays rent of $70,000 per year, subject to adjustment, and under the Equipment Lease, pays rent of $0.15 per barrel produced at the Brewery. The Equipment Lease is coterminous with the Brewery Sublease.
     Pursuant to the Production Agreement, Portland Brewing produces, to the Company’s specifications, certain beers sold under brand names and trademarks owned by the Company (the “Products”). Portland Brewing is also responsible for the packaging and sale of the Products. Portland Brewing is obligated to supply the Company’s requirements for the Products, but is not required to add capacity to accommodate orders. Portland Brewing sells the Products to the Company or to other purchasers designated by the Company according to the Company’s then-current price schedule. Those prices must be set at levels that provide Portland Brewing a specified margin over Portland Brewing’s cost of producing, packing and delivering the Products (including, but not limited to, Portland Brewing’s costs incurred under the Brewery Sublease, the Staffing Agreement, the Management Agreement, the sales, administration and trademark licensing fees described below, and federal excise taxes on the Products made by Portland Brewing). Under the prior contract brewing arrangement, that margin was $0.50 per barrel from August 1, 2004 until December 31, 2005, while under the Production Agreement entered into on February 14, 2006, the margin from January 1, 2006 forward will be $1.00 per barrel, subject to adjustment. The Company is also obligated to reimburse Portland Brewing for the cost of a management employee and legal and accounting costs incurred by Portland Brewing in connection with the arrangement. The Production Agreement provides that the Company is responsible for processing all sales transactions and keeping and maintaining records relating to such transactions, and that Portland Brewing is required to pay the Company a sales administration fee relating to such services in accordance with the Company’s price schedule in effect at the time of delivery (currently $25.00 per barrel sold). The Company continues to be the sole owner of the trademarks under which the Products are produced, packaged and sold. In consideration for the license of these trademarks under the Production Agreement, Portland Brewing is required only to pay the Company an amount equal to the royalty or comparable consideration paid by the Company as licensee. The Production Agreement may be terminated i) by either party, upon 180 days’ prior written notice; or ii) in the event of a change of law, or interpretation or application thereof, which substantially impairs the economic benefit of a party to the Production Agreement, upon 30 days’ prior written notice by such impaired party. The commercial arrangement set forth in the Production Agreement is substantially similarly to the contract brewing arrangement in effect between the parties since August 1, 2004, except for the amount to be paid for the beer produced by Portland Brewing.
     The Staffing Agreement, which is effective retroactive to August 1, 2004, provides that the Company will provide certain services upon Portland Brewing’s request. Under the Staffing Agreement, the Company provides staffing to Portland Brewing to enable Portland Brewing to operate the Brewery in accordance with the Production Agreement described above. Portland Brewing pays the Company an amount equal to the applicable hourly or daily rate multiplied by the total number of hours or days actually worked by staff provided by the Company, plus actual expenses of the Company’s staff incurred in providing and directly related to such services. The Staffing Agreement may be terminated i) immediately upon the death or incapacity of any person employed or supplied by the Company who, in the Company’s opinion, was essential to the Company’s successful performance of its obligations; ii) by either party, upon 60 days’ prior written notice; iii) by Portland Brewing, if a) the Company assigns the Staffing Agreement without Portland Brewing’s prior written consent; b) there is a change of control or management of the Company that is unacceptable to Portland Brewing; or c) the Company ceases to function as a going concern or to conduct its labor contracting operations in the normal course of business or iv) immediately upon termination of the Production Agreement.
     The Alehouse Sublease provides for the lease of approximately 8,000 square feet of restaurant space (the “Alehouse”) in the Building by the Subsidiary to Portland Brewing. The Subsidiary leases the Alehouse from the Landlord under an Indenture of Lease (Alehouse) dated July 31, 2004. The Alehouse Sublease is effective retroactive to August 1, 2004 and terminates on July 31, 2014 unless earlier terminated, including automatically upon termination of the Production Agreement. Portland Brewing has the option to extend the term for two renewal terms of five years each. Portland Brewing pays rent of $90,000 per year, subject to adjustment.
     The Management Agreement, which is effective retroactive to August 1, 2004, provides that Portland Brewing will retain the Company to supply staffing and on-site management of the Alehouse and to keep adequate books and records in connection with the Alehouse operations. As compensation, the Company may retain twenty-five percent (25%) of gross receipts (as defined in the Management Agreement) from the Alehouse operations. The initial term of the Management Agreement is for five years, and it continues from year to year unless earlier terminated. The Management Agreement may be terminated i) by either party, upon 30 days’ prior written notice; ii) if either party breaches a provision of the Management Agreement, by written notice of the non-defaulting party or; iii) automatically, upon expiration or earlier termination of the Alehouse Sublease or if the Company becomes licensed to operate the Alehouse directly.
     The Indemnification Agreement provides that the Company will, subject to certain limitations, indemnify Portland Brewing for, from and against expenses resulting from or arising out of the Agreements and the business relationship of the parties after August 1, 2004.
     The contract brewing arrangement with Portland Brewing provides important financial benefits to the Company. Under existing federal excise tax rules, a small brewer pays federal excise taxes of $7.00 per barrel on the first 60,000 barrels of beer removed from its bonded premises in any year, and $18.00 per barrel above that level. Because Portland Brewing produces fewer than two million barrels annually and neither produces nor removes from its bonded premises any beer at any location other than the Brewery, the Company believes that Portland Brewing is entitled to the lower excise tax rate on the first 60,000 barrels of beer it produces and removes from the Brewery annually. This tax savings (totaling $660,000 per year) results in a lower production cost for the beer produced by Portland Brewing at the Brewery. The Company benefits indirectly from the lower excise tax rate on Portland Brewing’s allotted 60,000 barrels because the prices paid to Portland Brewing for the beer produced under the contract brewing arrangement need only produce a specified margin per barrel over the costs incurred by Portland Brewing under the arrangement. The contract brewing arrangement established by the Production Agreement provides an estimated net benefit to the Company of approximately $300,000 to $350,000 per year, based on a gross benefit of $660,000 per year less the Company’s currently anticipated incremental costs under the contract brewing arrangement (including the margin it pays to Portland Brewing under the arrangement).

     Although the contract brewing arrangement with Portland Brewing is intended to meet the requirements for a valid contract brewing arrangement under applicable law, there is a risk that the federal Alcohol and Tobacco Tax and Trade Bureau (“TTB”), which adopts and administers federal excise tax rules, could conclude otherwise. The TTB recently announced that, beginning September 2006, it will adopt a more restrictive application of the excise tax rules with respect to two or more small brewers operating alternatively at the same brewery, an arrangement known under federal regulations as “alternating proprietorships.” Although the contract brewing arrangement between the Company and Portland Brewing is materially different from an alternating proprietorship arrangement, both may result in tax reductions relative to production by a single proprietor, and the TTB’s announcement regarding alternating proprietorships may indicate an intent to apply a restrictive interpretation of the excise tax rules that apply to contract brewing arrangements.
     The TTB advised the Company in the fourth quarter of 2005 that it would audit the Company’s federal excise tax returns and related operations for the period of May 1, 2003 to November 30, 2005. The Company also learned at about the same time that the TTB intended to audit Portland Brewing’s federal excise tax returns and related operations for the same period. The audits formally commenced on January 30, 2006. The principal purpose of the audits is to determine the Company’s and Portland Brewing’s compliance with federal excise tax laws and regulations and whether each has properly calculated, reported and paid excise taxes. In preparation for its TTB audit, the Company learned that, among other operational and reporting areas, the TTB intends to review the contract brewing arrangement with Portland Brewing. In addition, the Company determined that the arrangement had not been memorialized in formal written agreements.
     Because the TTB audit has just commenced, the Company is unable at this time to predict the outcome. The Company believes the outcome of the TTB’s audit is uncertain because of possible differences between the Company’s and TTB’s interpretive positions relating to contract brewing arrangements, which differences may be signaled in informal policy statements, including the recent policy statement relating to alternating proprietorships, the absence of definitive written agreements memorializing the arrangement prior to the parties’ execution of the Agreements described in this report, and other factors relating to how the parties have conducted the contract brewing arrangement in prior periods.
     If the TTB were to conclude that the contract brewing arrangement with Portland Brewing did not, for some period, qualify under the applicable legal requirements for such arrangements, the Company believes that the TTB would impute to the Company the production and/or removals from bond of beer produced at the Brewery. In that case, the TTB could assert a claim against the Company for underpayment of federal excise taxes for prior periods, as well as interest and penalties. In particular, if the TTB concluded that the arrangement with Portland Brewing during prior periods did not qualify as a contract brewing arrangement, the TTB may assess an amount equal to the standard $18.00 per barrel excise tax on all production and removals from bond at the Brewery, as well as interest and penalties. (If the Company were charged for the full excise tax rate on beer produced by Portland Brewing at the Brewery, the TTB would likely refund excise taxes previously paid by Portland Brewing on such production, in which case the Company would have the right to recoup such refunds from Portland Brewing.) Excluding potential interest and penalties, the Company’s aggregate exposure could amount to approximately $1.5 million for the period from August 1, 2004 through December 31, 2005. An assessment of that magnitude would materially adversely affect the Company’s liquidity. Moreover, an adverse determination by the TTB could deny the Company the intended financial benefits of the arrangements in future periods, which could negatively impact the Company’s profitability in the future. The Company would consider appealing any adverse determination by the TTB. If the Company elected not to appeal the TTB’s determination or was not successful on appeal, it would pursue a number of alternatives to minimize the impact on the Company’s liquidity. First, the Company would attempt to negotiate a deferred payment plan for any significant assessment. The Company believes that acceptance of installment payment of such an assessment would be consistent with past TTB practice. Second, the Company is currently anticipating the renewal of its line of credit (which would otherwise expire in March 2006). If the line of credit is renewed, the Company expects that proceeds available under that facility may be used to satisfy a significant portion of any assessment by the TTB. If necessary, the Company would seek to arrange other financing to provide funds for the satisfaction of any significant TTB assessment. The Company can provide no assurance that a deferred payment plan could be worked out with the TTB, that it will be successful in renewing its existing line of credit, or that it will be able to arrange other financing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID BREWERIES INC. February 16, 2006
By:	/s/ Jason Rees
Jason Rees
Vice President of Finance